Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-173182, 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated April 1, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Pearson plc, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, England

April 1, 2020